Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-1/A, of Bubblr, Inc., that was filed on or about December 23, 2021, of our Report of Independent Registered Public Accounting Firm, dated October 15, 2021, on the Consolidated Balance Sheets of Bubblr, Inc., as of December 31, 2020 and 2019, and the related Consolidated Statements of Operations and Comprehensive Loss, Changes in Stockholders' Equity and Cash Flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

December 23, 2021